Exhibit 99.2

For Immediate Release	Contact Information
Thursday, February 13, 2009	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Reports 2008 Oil and Gas Sales;
Updates Operations

SAN ANTONIO -- February 13, 2009 -- TXCO Resources Inc. (Nasdaq:TXCO) today reported sales volumes for 2008 and updated current operations. Highlights for last year include:
•	A 17.6 percent annual increase in combined oil and gas sales.
•	A total of 96 wells spud.

Net oil and gas sales volumes for the year were an estimated 9.38 bcfe, up 17.6 percent from 2007. Oil sales for 2008 totaled 1.14 million barrels, a 16.7 percent increase from 974,394 barrels in the prior year. The Company's 2008 production mix was 73 percent oil and 27 percent natural gas. Fourth-quarter results were impacted by the sale of certain, primarily gas-producing properties in South Texas and hurricane-related shut-ins of non-operated Gulf Coast production.

TXCO Estimated Yearly and Quarterly Sales Volumes*
	Annual 2008	Annual 2007	% chg.	4Q 2008	3Q 2008	% chg.	4Q 2007	% chg. 4Q08 / 4Q07
Natural Gas / mmcf	2,555.4	2,124.6	+20.3%	371.7	705.4	-47.3%	607.3	-38.8%
Oil /bbls	1,136,669	974,394	+16.7%	288,542	292,841	-1.5%	294,809	-2.1%

Natural Gas Equivalent mmcfe	9,375	7,971	+17.6%	2,103	2,462	-14.6%	2,376	-11.5%
Oil Equivalent boe	1,562,562	1,328,494	+17.6%	350,485	410,414	-14.6%	396,024	-11.5%
*Unaudited mmcfe=million cubic feet equivalent, bbls=barrels, boe=barrels of oil equivalent

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For 2008, the Glen Rose Porosity oil play had sales of 811,701 barrels, equal to 2,218 bopd -- a 15 percent increase from 704,891 barrels, or 1,931 bopd, in 2007. Fourth-quarter 2008 Porosity sales totaled 215,344 barrels, or 2,341 bopd, a 1 percent increase from 212,762 barrels, or 2,313 bopd, for the same period in 2007. Fourth-quarter Porosity sales were fractionally lower than in the third quarter due to the annual hunting season drilling moratorium on key Maverick Basin leases that began in November and ended in late January.

TXCO began 96 wells during the year, up from 87 wells in 2007. The Glen Rose Porosity saw the largest share of activity with 30 wells. Six wells targeted the Pearsall, four the Eagle Ford, 12 the Georgetown, five the Fort Trinidad Glen Rose, 13 San Miguel oil sands, 11 San Miguel Pena Creek and 15 wells were to other plays.

Overall fourth-quarter drilling activity and sales levels declined substantially from the prior quarter, consistent with TXCO's previously announced plans to reduce activity in response to dramatic oil and gas commodity price declines, plus the seasonal drilling moratorium.

Current Operations
With the end of this drilling moratorium, TXCO currently has three rigs operating on its core Maverick Basin acreage, two targeting the Georgetown and one the Pearsall formations. In addition, fracture stimulation projects are under way on one Eagle Ford well and one Pearsall well (both 25 percent working interest). The Company expects to announce initial results in the coming weeks after flowing back both wells.

Charro Energy, TXCO's heavy oil subsidiary, has temporarily shut-in its steam-assisted gravity drainage (SAGD) pilot in the San Miguel oil sands, pending a return of attractive commodity price levels. The nearby fracture-assisted steamflood technology (FAST) pilot suspended operations in December.

These reduced field operations are aligned with TXCO's announced plans to limit 2009 capital spending within cash flow. The budget remains focused on high-impact prospects, particularly the Pearsall and Eagle Ford shale gas resource plays, and the Glen Rose Porosity oil play.

Separately, Company subsidiaries have sold their Maverick Basin gas pipeline system to Texas Pipeline LLC, a wholly owned subsidiary of Clear Springs Energy Company LLC of San Antonio. The sales price was not disclosed. TXCO retains capacity on the system, which offers multiple sales points for its production.

Management Perspective
"Although our operations are constrained by current low commodity prices, we certainly are not idle as we pursue the strategic alternatives review that we announced yesterday," said CEO James E. Sigmon. "The Pearsall and Eagle Ford resource plays offer great potential for new production and reserves and we are focused on the continuing development of the large acreage exposure TXCO has in these two plays. Meanwhile, the Glen Rose Porosity, which has produced more than 6 million barrels of oil since its discovery seven years ago this month, still offers us multiple new drilling targets and attractive cash flows, even at these low price levels."

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Earnings Announcement and Webcasts
TXCO's target date to announce 2008 earnings is March 10, 2009, and it will hold a conference call following the release. Conference call details will be announced later. The Company has announced two investor conference presentations next week:
•
The Independent Petroleum Association of America's Oil & Gas Investment Symposium-Florida, set for February 17-19 in Palm Beach, Florida. TXCO President Gary Grinsfelder is scheduled to present at 1:30 p.m. EST (12:30 p.m. CST) Tuesday, February 17.

•
The Oil & Services Conference™ VII, sponsored by EnerCom Inc., set for February 18-19 in San Francisco. Vice President-Capital Markets Roberto Thomae is scheduled to present at 9:15 a.m. PST (11:15 a.m. CST) Thursday, February 19.

Copies of the presentations and audio webcasts of both will be available live via the Internet on TXCO's Web site at www.txco.com/presentation.html and will be archived for future reference.

About TXCO Resources
TXCO Resources is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO." Additional information, including recent regulatory filings and investor presentations, is available at the Company's Web site, www.txco.com.

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to estimated financial results, bank credit and working capital availability, expected prices, production volumes, well test results, reserve levels and number of drilling locations expected, drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services, equipment or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs and accidental risk inherent in exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, impairment of oil and gas properties due to depletion or other causes, the uncertainties inherent in estimating quantities of proved reserves and cash flows, as well as general market conditions, competition and pricing. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential factors that could affect TXCO's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2007, and its Form 10-Q for the quarter ended September 30, 2008. These reports and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available from TXCO without charge.

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